Item 7
 BlackRock (Luxembourg) S.A.
 BlackRock (Netherlands) B.V.
 BlackRock Asset Management Canada Limited
 BlackRock Asset Management Deutschland AG
 BlackRock Asset Management Ireland Limited
 BlackRock Asset Management North Asia Limited
 BlackRock Asset Management Schweiz AG
 BlackRock Brasil Gestora de Investimentos Ltd.
 BlackRock Financial Management, Inc.
 BlackRock Fund Advisors
 BlackRock Fund Managers Ltd
 BlackRock Institutional Trust Company, National Association
 BlackRock Investment Management (Australia) Limited
 BlackRock Investment Management (UK) Limited
 BlackRock Investment Management, LLC
 BlackRock Japan Co., Ltd.
 BlackRock Life Limited



*Entity beneficially owns 5% or greater of the outstanding shares of the security class being reported on this
Schedule 13G.